As filed with the U.S. Securities and Exchange Commission on January 10, 2022.

Registration No. 333-261676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Justworks, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	32-0390469 (I.R.S. Employer Identification Number)
55 Water Street
29th Floor
New York, New York 10041
(888) 534-1711
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Isaac Oates
Chief Executive Officer
Justworks, Inc.
55 Water Street
29th Floor
New York, New York 10041
(888) 534-1711
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Gregory P. Rodgers Benjamin J. Cohen Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10002 (212) 906-1200	Mario Springer General Counsel Justworks, Inc. 55 Water Street 29th Floor New York, New York 10041 (888) 534-1711	Dwight S. Yoo Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, $0.0005 par value per share	8,050,000	$32.00	$257,600,000	$23,880
(1)Includes 1,050,000 additional shares that the underwriters have the option to purchase to cover over-allotments.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)The registrant previously paid the registration fee in connection with prior filings of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-261676) is filed solely to amend Item 16 of Part II thereof and to file Exhibits 10.14, 10.15, and 10.16 thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Justworks, Inc. (the “Registrant”), in connection with the sale of its common stock being registered. All amounts are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq listing fee.

Amount
SEC registration fee	$23,880
FINRA filing fee	39,140
Initial Nasdaq listing fee	290,000
Printing fees and expenses	259,390
Legal fees and expenses	2,000,000
Accounting fees and expenses	1,100,000
Transfer agent and registrar fees and expenses	31,800
Miscellaneous fees and expenses	1,355,790
Total	$5,100,000
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The registrant’s amended and restated certificate of incorporation and amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, subject to limited exceptions.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Set forth below is information regarding all unregistered securities sold by us since January 1, 2018. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
Preferred Stock Issuances
In February 2018, we issued and sold an aggregate of 5,517,242 shares of our Series D preferred stock, par value $0.0005 per share, to 11 accredited investors at a purchase price of $7.25 per share, for aggregate consideration of $40,000,005.
In January 2020, we issued and sold an aggregate of 2,941,176 shares of our Series E preferred stock, par value $0.0005 per share, to 17 accredited investors at a purchase price of $17.00 per share, for an aggregate purchase price of $49,999,992.
Warrant Issuances
In May 2019, we issued two warrants to purchase up to an aggregate of 106,000 shares of our Class A common stock, par value $0.0005 per share, to two accredited investors at an exercise price of $0.01 per share for an aggregate exercise price of $1,060.
Options and Common Stock Issuances
From January 1, 2018 through the date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 11,998,981 shares of Class A common stock, par value $0.0005 per share, at per share exercise prices ranging from $3.06 to $29.55. From January 1, 2018 through the date of this registration statement, we issued an aggregate of 372,960 shares of Class B common stock, par value $0.0005 per share, at per share purchase price ranging from $1.16 to $1.59 pursuant to the exercise of options by our directors, officers, employees, consultants and other service providers.
In May 2018, we issued 72,000 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.44 pursuant to the exercise of a warrant.

In May 2018, we issued 40,000 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $1.155 pursuant to the exercise of a warrant.
In May 2018, we issued 40,000 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.01 pursuant to the exercise of a warrant.
In January 2020, we issued 52,946 shares of Class A common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.01 pursuant to the net exercise of a warrant.
In March 2020, we issued 87,411 shares of Class B common stock, par value $0.0005 per share, to one accredited investor at a per share exercise price of $0.01 pursuant to the net exercise of a warrant.
The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701 or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.
None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Incorporation of the Registrant, as amended (currently in effect)
3.2*	Bylaws of the Registrant, as amended (currently in effect)
3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective immediately prior to the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective immediately prior to the closing of this offering)
4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock
4.2X+*	Fourth Amended and Restated Investors’ Rights Agreement, dated January 16, 2020
4.3*	Warrant Agreement, dated June 23, 2017 by and between Justworks, Inc. and Triplepoint Capital LLC
4.4*	Warrant to Purchase Stock, dated as of May 31, 2019, issued by Justworks, Inc. to Silicon Valley Bank
5.1*	Opinion of Latham & Watkins LLP
10.1#*	2012 Stock Incentive Plan, as amended, and form of option agreements thereunder
10.2#*	2018 Stock Plan, as amended, and form of option agreements thereunder
10.3#*	2022 Incentive Award Plan
10.4#*	Non-Employee Director Compensation Program
10.5#*	Form of Indemnification Agreement for Directors and Officers
10.6#X*
Credit Agreement, dated as of June 4, 2021, among Justworks, Inc., as borrower, the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended

10.7X*	Lease, dated as of June 5, 2019, between New Water Corp. and Justworks, Inc., as amended
10.8#+*	Offer Letter, dated August 24, 2019, by and between Justworks, Inc. and Michael Seckler
10.9#*	Executive Severance Policy Participation Notice, dated November 8, 2020, by and between Justworks Inc. and Michael Seckler
10.10#†+*	Offer Letter, dated February 8, 2021, by and between Justworks, Inc. and Aida Sukys
10.11#*	2022 Employee Stock Purchase Plan
10.12#*	Form Stock Option Agreement under the 2022 Incentive Award Plan
10.13#*	Form Restricted Stock Unit Agreement under the 2022 Incentive Award Plan
10.14#	Isaac Oates Stock Option Agreement under the 2022 Incentive Award Plan
10.15#	Executive Severance Policy
10.16#	Form Director Restricted Stock Unit Agreement under the 2022 Incentive Award Plan
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
_______________
*Previously filed.
#    Indicates management contract or compensatory plan.
†Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

+    Certain portions of this exhibit (indicated by “####”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).
X     Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.
(b)Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 10, 2022.

JUSTWORKS, INC.

By:	/s/ Isaac Oates
Isaac Oates
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Isaac Oates	Chief Executive Officer and Chair of the Board of Directors (Principal Executive Officer)	January 10, 2022
Isaac Oates

/s/ Aida Sukys	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2022
Aida Sukys

*	Director	January 10, 2022
Charles Berg

*	Director	January 10, 2022
Jared Weinstein

*	Director	January 10, 2022
Karen Magee

*	Director	January 10, 2022
Kristina Leslie

*	Director	January 10, 2022
Matthew Harris

*By:	/s/ Isaac Oates
Isaac Oates
Attorney-in-Fact